EXHIBIT 10.415

THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NOTICE OF NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION RESTRICTED STOCK UNIT GRANT

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (“Shares”) of The Charles Schwab Corporation (“Schwab”), under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:

Total Number of Restricted Stock Units Granted:

Grant Date:

Vesting Schedule:	These Restricted Stock Units are fully vested and non-forfeitable at all times.

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Restricted Stock Units will be paid in Shares as provided in the Restricted Stock Unit Agreement.

You and Schwab agree that these units are granted under and governed by the terms and conditions of the Plan, The Charles Schwab Corporation Directors' Deferred Compensation Plan II and the Restricted Stock Unit Agreement, which are made a part of this notice. Please review the Plan and Restricted Stock Unit Agreement carefully, as they explain the terms and conditions of these units. You agree that Schwab may deliver electronically all documents relating to the Plan or these units (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Deferred Compensation Restricted Stock Unit Agreement and in the Plan.
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THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION RESTRICTED STOCK UNIT AGREEMENT

Vesting
These restricted stock units have been issued under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”) pursuant to your deferral election under The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the "Deferred Compensation Plan") and are fully vested and non-forfeitable at all times.

Nature of Units
Your units are mere bookkeeping entries. They represent only The Charles Schwab Corporation’s (“Schwab’s”) unfunded and unsecured promise to issue shares of Schwab common stock (“Shares”) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of Schwab.

Voting Rights and Dividend Equivalent Rights	Your units carry no voting or dividend rights. If Schwab pays cash dividends on Shares, any dividend equivalents paid on Restricted Stock Units shall be credited to you as additional Restricted Stock Units. Otherwise, you have no rights as a Schwab stockholder until your units are settled by issuing Shares.

Settlement of Units	Your units will be settled in accordance with the terms of the Deferred Compensation Plan. At the time of settlement, you will receive one Share for each unit.

Withholding Taxes	Shares will not be distributed unless you have made acceptable arrangements to pay any applicable withholding taxes that may be due as a result of the distribution of the Shares. You acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

Other Terms and Conditions	Your units will be governed by all of the applicable terms and conditions of the Deferred Compensation Plan, which are made part of this Restricted Stock Unit Agreement (“Agreement”).

Restrictions on Restricted Stock	You may not assign, sell, transfer, pledge, encumber, or otherwise dispose of any Restricted Stock Units. Schwab will deliver Shares to you in accordance with the terms of

Units
the Deferred Compensation Plan.
Restricted Stock Units may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights or domestic property rights.

Delivery of Shares After Death	In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Schwab policies, or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Plan Administration	The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Non-Employee Director Deferred Compensation Restricted Stock Unit Grant and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Shares, the number of your units will be adjusted accordingly, as Schwab may determine pursuant to the Plan.
The Plan and Other Agreements	The text of the Plan and the Deferred Compensation Plan (the "Plans") are incorporated in this Agreement by reference. This Agreement and the Plans constitute the entire understanding between you and Schwab regarding these units. Any prior agreements, commitments or negotiations concerning these units are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plans, the terms of the Plans will control.

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS

The additional (or, if so indicated, different) terms and conditions set forth below are specifically incorporated into the Restricted Stock Unit Agreement (the “Agreement”) for awards granted outside the United States (“U.S.”). These terms and conditions govern the Restricted Stock Units granted under the Plan if you reside or render services outside of the U.S. Due to the complexities of legal, regulatory and tax issues, you should seek appropriate professional advice as to how the relevant laws in the applicable country may apply to your individual situation.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.

Withholding Taxes: The following provisions supplement the Withholding Taxes section of the Restricted Stock Unit Agreement:

You acknowledge that, regardless of any action taken by Schwab or, if different, the subsidiary of Schwab to which you are providing services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab or the Service Recipient. You further acknowledge that Schwab and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for withholding taxes or achieve any particular tax result. Further, if you are subject to withholding taxes in more than one jurisdiction, you acknowledge that Schwab and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for withholding taxes in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Schwab and/or the Service Recipient to satisfy all withholding taxes.

In this regard, you authorize Schwab and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all withholding taxes by one or a combination of the following: (a) withholding from cash compensation paid to you by Schwab and/or the Service Recipient; (b) withholding from funds in your Schwab brokerage account; (c) requiring you to make a cash payment in an amount equal to the withholding obligations for withholding taxes; (d) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Schwab (on your behalf pursuant to this authorization without further consent); (e) withholding in Shares to be issued upon settlement of the Restricted Stock Units; or (f) any other method of withholding determined by Schwab and permitted by applicable law.

Schwab may withhold or account for withholding taxes by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to Schwab and/or the Service Recipient. If the obligation for withholding taxes is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the settled Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the withholding taxes.

Finally, notwithstanding any language to the contrary herein, the withholding obligations for withholding taxes for Canadian residents will not be satisfied by withholding in Shares.

Securities Law Information: You are permitted to sell the Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting: Foreign property, including Shares acquired under the Plan and Restricted Stock Units granted under the Plan, must be reported on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds CAD 100,000 at any time during the year. If the CAD 100,000 cost threshold is exceeded by other foreign property held, the Restricted Stock Units must be reported as well. Such awards may generally be reported at a nil cost. When Shares are acquired, their cost generally is the Adjusted Cost Base (ACB) of the shares. The Form T1135 must be filed by April 30 of the following year. You should consult with your personal tax advisor for further details regarding this requirement.

Nature of Grant: In accepting the grant, you acknowledge, understand and agree that:

(1)the Plan is established voluntarily by Schwab, it is discretionary in nature and it may be modified, amended, suspended or terminated by Schwab at any time, to the extent permitted by the Plan;

(2)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of

Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(3)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of Schwab;

(4)you are voluntarily participating in the Plan;

(5)the Restricted Stock Units, the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any compensation;

(6)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and

(7)neither Schwab nor its subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

No Advice Regarding Grant: Schwab is not providing any tax, legal or financial advice, nor is Schwab making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Compliance with Law: Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Schwab shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Schwab shall, in its absolute discretion, deem necessary or advisable. You understand that Schwab is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Schwab shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Data Privacy:

(1)Declaration of Consent. You hereby agree with the data processing practices described in this Agreement and consent to the collection, processing and use,

in electronic or other form, of your personal data as described herein and the transfer of such personal data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection laws.

(2)Data Collection and Usage. Schwab will collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, any shares or directorships held in Schwab, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where Schwab’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

(3)Stock Plan Administration Service Providers. Schwab transfers Data to certain of its subsidiaries providing stock plan and broker services, or such other third party stock plan service provider as may be selected by Schwab in the future, which is assisting Schwab with the implementation, administration and management of the Plan. You may be asked to agree on separate terms and data processing practices, with such agreement being a condition of the ability to participate in the Plan.

(4)Other Service Provider Data Recipients. Schwab also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include Schwab’s legal counsel as well as Schwab’s auditor, accountant, or other third party vendor (currently Deloitte & Touche LLP). Wherever possible, Schwab will anonymize Data, but you understand that your Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

(5)International Data Transfers. Schwab and its other service providers described above under (4) are located in the United States. The United States may have different data privacy laws and protections than your country. Schwab’s legal basis, where required, for the transfer of Data is your consent.

(6)Data Retention. Schwab will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws. When Schwab no longer needs the Data, Schwab will remove it from its systems. If Schwab keeps Data longer, it would be to satisfy legal or regulatory obligations and Schwab’s legal basis would be relevant laws or regulations.

(7)Data Subject Rights. You understand that data subject rights vary depending on applicable law and that, depending on where you are based and subject to the conditions set out under applicable law, you may have, without limitation, the rights to (i) request access to or copies of Data that Schwab processes, (ii) rectify or supplement Data that is incorrect, incomplete or out-of-date in light of the purposes underlying the processing, (iii) delete Data, (iv) restrict processing of Data, (v) restrict portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact the Executive Compensation department.

(8)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service with Schwab will not be affected; the only consequence of refusing or withdrawing your consent is that Schwab would not be able to grant you Restricted Stock Units or other equity awards or administer or maintain such awards.

(9)Declaration of Consent. By accepting the Restricted Stock Units and indicating consent via Schwab’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by Schwab and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a non-U.S. data protection law perspective, for the purposes described above.

BY ACCEPTING THIS GRANT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLANS.